SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2007

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Drive, Fresno, California		93720
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)  Appointment of Certain Officers

Central Valley Community Bank, the wholly owned subsidiary of Central Valley Community Bancorp (NASDAQ: CVCY), has appointed Lydia E. Shaw as Senior Vice President effective October 1, 2007.

Ms. Shaw will receive an annual base salary of $140,000; receive benefits and participate in deferred compensation plans available to all employees; participate in CVCY’s Senior Management Incentive Plan; receive options to purchase 15,000 shares of CVCY stock, vesting over 5 years; receive $32,500 for temporary living expenses and  relocation allowance; tax gross up of approximately $26,000; and beginning in 2008 participate in a salary continuation and split dollar arrangement similar to that provided to other CVCY managers, with potential benefits of $50,000 per year for 15 years, plus 3% increase per year upon normal retirement age.

As previously reported, Shirley Wilburn, SVP Manager, Retail and Consumer Banking has announced her retirement effective January 2, 2008 following seven years with the Bank in this position. Ms. Shaw will replace Ms. Wilburn as Manager, Retail and Consumer Banking on or before her retirement.

Ms. Shaw, age 51, most recently served as Vice President, Division Manager for Washington Federal Savings located in Seattle, Washington. Prior to her position with Washington Federal Savings, Ms. Shaw served as Director of Business Relationships — External Relationships for Twinstar Credit Union in Olympia Washington, where she served from 1999 to 2007.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1            Central Valley Community Bancorp press release dated October 1, 2007 announcing the addition of Lydia Shaw as a Senior Vice President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: October 1, 2007	By:	/s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Central Valley Community Bancorp press release dated October 1, 2007 announcing the addition of Lydia Shaw as a new Senior Vice President of the Company.